UNDERGROUND EVALUATION

CONTINUES AS LOULO CONSTRUCTION STARTS

London, 9 February 2004 – Randgold Resources' general manager capital projects John Steele and his team have broken ground on site at Loulo, commencing construction at the Loulo mine. John Steele said, "One of our early objectives is the installation of priority infrastructure (such as roads, site building, electrical power and water supply). This establishes our presence on site and sends out our message that we are building a new mine here, that will be producing gold within the next 18 months."

Meanwhile the projects and evaluation team has started a feasibility study on Loulo's underground potential. The study is due for completion by the year-end 2004.

"As has become clearer with our renewed drilling below the open pits of Loulo 0 and Yalea, there is considerable potential for significant extensions to depth," explains projects and evaluation general manager Adrian Reynolds.

"The underground potential at Loulo 0 has been evident for several years and has been outlined with 29 borehole intersections at depths from 200 metres to 400 metres below the surface. Recently five boreholes covering a strike length of 800 metres intersected the continuation of the Yalea orebody at depths to 300 metres below surface. Apart from the very attractive values and widths returned, the orebody has shown a high degree of continuity, which bodes well for underground mining."

DISCLAIMER: Statements made in this document with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release. For a discussion on such risk factors, refer to the annual report on Form 20/F for the year ended December 31, 2002, which was filed with the Securities Exchange Commission on June 27, 2003.